EXHIBIT 107
Calculation of Filing Fee Tables
424(b)(3)
(Form Type)
Spire Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection With Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	6.375% Junior Subordinated Notes due 2086	Rule 457(r)	$ 230,000,000	100%	$ 230,000,000	$ 138.10 per million	$31,763.00

	Total Offering Amounts					$230,000,000		$31,763.00

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$31,763.00
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of the offering is $230,000,000, which includes $30,000,000 aggregate principal amount of the 6.375% Junior Subordinated Notes due 2086 issuable upon the exercise in full of the underwriters’ option to cover over-allotments, if any.